EXHIBIT 99.1

Industrial Distribution Group, Inc. Reports Fourth Quarter and Full Year 2007 Financial Results

ATLANTA, Feb. 28, 2008 (PRIME NEWSWIRE) -- Industrial Distribution Group, Inc. (Nasdaq:IDGR) today reported operating results for the fourth quarter and year-ended December 31, 2007.

Revenues for the fourth quarter 2007 were $135.5 million compared to $131.6 million for the comparable period of 2006. The Company's net income for the fourth quarter of 2007 was $1.2 million or $0.13 per diluted share, compared to fourth quarter 2006 net income of $1.9 million or $0.20 per diluted share.

For the year ended December 31, 2007, revenues were $537.5 million compared to $547.9 million for 2006. Net income for 2007 was $4.1 million, or $0.42 per diluted share, compared to $6.8 million or $0.70 per diluted share reported for 2006.

For the fourth quarter 2007, total revenues from our Flexible Procurement Solutions(tm) (FPS) services, including storeroom management, were 63.4% of total revenues compared to 61.2% of total revenues for the comparable period of 2006, reflecting a growth rate of 6.7% over the prior year fourth quarter.

Total FPS revenues for 2007, including storeroom management, were $332.0 million, an increase of $6.7 million or 2.0% from the prior year, and grew to 61.8% of total revenues for the year, compared to 59.4% of total revenues for 2006. The Company concluded the year with 319 FPS sites, which included 98 storeroom management sites that accounted for $256.8 million of FPS revenues for 2007. Noteworthy for the full year 2007, was the 12.6% increase in average revenue per FPS site.

"During the fourth quarter of 2007, we continued to build on our progress in operational effectiveness that we noted in the third quarter," commented Charles A. Lingenfelter, IDG's president and chief executive officer. "Our ability to realize consistent levels of operating performance during a time of significant organizational and operational change reflects our commitment to improving customer service and leveraging operating efficiencies to improve financial results."

"We made solid progress on our initiatives during 2007, building on the processes and operational foundation and achieving marked improvement in many areas," said Mr. Lingenfelter. "Our cost containment efforts delivered savings to the Company and led to further operational efficiencies through process improvements. Despite these great improvements, we have more that needs to be done, can be done and will be done to achieve the full potential we believe is inherent in our business," Mr. Lingenfelter noted.

The Company's gross margin for the fourth quarter was 23.0%, a percentage that is consistent with the level reported for the comparable period of 2006. Gross margins increased for the full year 2007 to 22.9% from 22.1% reported for 2006. These results reflect both the Company's product and service mix for the quarter and year, as well as initiatives to improve pricing in our General MROP business. The success of these efforts led to full year gross margin improvement in the Company's General MROP business as margins increased from 24.4% to 26.4%.

Operating income as a percent of sales declined for the fourth quarter and full year 2007, primarily as a result of increased Information Technology (IT) expenses in the current year, as well as certain expenses that were required to be capitalized in the prior year, due to the systems conversion, and that are expensed in the current year. In addition, the Company experienced an increase in compensation and health benefit costs, as well as expenses associated with the conduct of the review of strategic alternatives by a special committee of the Board of Directors.

As a percentage of sales, SG&A was 21.3% in the fourth quarter of 2007 compared to 20.3% reported for the 2006 fourth quarter. SG&A expenses were $28.8 million for the 2007 fourth quarter and reflected an increase of $2.1 million from the prior year quarter, primarily due to the aforementioned higher IT expenses and higher payroll and benefit costs.

For the full year, SG&A increased 5.9% over the prior year, or by $6.4 million, to $114.6 million and also reflected an increase as a percentage of sales to 21.3% from 19.8% reported for 2006. Salaries and benefits accounted for a significant portion of the increase, though several other factors also contributed. Personnel costs for storeroom management sites increased $2.5 million, and temporary labor and overtime in the early part of 2007, related to the IT conversion, amounted to $1.1 million. Maintenance and lease expenses related to the IT system required $1.3 million in additional expense. Healthcare and benefit expenses increased due to higher claims activity and severance. In addition, other expenses related to our strategic alternatives review also drove the increase in expense as compared to the prior year. Collectively, the Company also incurred higher administrative costs, which were offset by lower travel expenses and other cost containment initiatives.

The Company reduced its long term debt in 2007 by $13.9 million, or 56.9%, from $24.4 million to $10.5 million. Cash flow from operations was $13.9 million for 2007 as compared to a usage of $9.0 million in the prior year. For the fourth quarter, the Company generated cash of $2.4 million compared to a usage of $2.3 million for the prior year quarter.

"During 2007, as a result of the priority and focus we placed on maximizing the investment in our IT systems, we improved both our operating capabilities and our processes. The information gleaned from operating on a common platform across the Company enabled us to improve service and the value proposition of our General MROP business," Mr. Lingenfelter added.

"We also instituted a new pricing discipline which has lead to increased profitability. In 2008, we plan to expand this pricing discipline to better equate the service levels our customers expect with the prices they pay for those services. This approach has provided us with the tools to improve service levels, including on-time delivery and fill rates, to enhance our customers' satisfaction. We lowered our product costs though revised purchasing initiatives, and we drove more value to our customers from our revamped FPS services. In the coming months, we plan to offer enhanced e-procurement offerings to our customers and begin a product rationalization program that we believe will deliver benefit to our customers and our suppliers while improving our cost structure. In total, we plan to continue to transform IDG into One Company that truly excels at what we do," concluded Lingenfelter.

On February 20, 2008, the Company announced that it had entered into a merger agreement to be acquired by an affiliate of Platinum Equity Advisors, LLC (Platinum Equity), a $3 billion private equity firm, for a price of $10.30 per share in cash to the Company's stockholders. The proposed merger was unanimously approved by the Board of Directors, following its unanimous recommendation by the Board's Strategic Alternatives Review Committee, comprised of three independent directors, after conducting an approximately seven-month comprehensive review process with the assistance of Robert W. Baird & Co. as its financial advisor. The Company has also filed a Form 8-K with the Securities and Exchange Commission (the SEC) to report that development, which filing includes the merger agreement as an Exhibit.

A special meeting of the Company's stockholders is being called to consider and vote on the proposed merger, and the Company is currently preparing its proxy statement that will be used to solicit votes for approval of the proposed merger at that meeting. Until the Company's proxy statement is cleared for use to solicit proxies, the Company is constrained by SEC rules in commenting on either the proposed merger or the strategic alternatives review process. The Company expects that the proxy statement will be filed with the SEC within the next 30 days. The special meeting will be held as promptly as permissible following clearance of the proxy statement.

Conference Call Information

As previously announced, IDG will host a conference call at 9:00 a.m. EST on February 28, 2008. The conference call is accessible by dialing (800) 497-8785. The conference ID number is 36364035. Please dial-in 10 minutes prior to the call to ensure that management can begin promptly. The conference call will also be available live via webcast at http://www.idglink.com. Web participants are encouraged to go to the website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. If you are unable to participate in the live conference call or webcast, a replay of the call will be available on the Internet at http://www.idglink.com, or by calling (800) 642-1687, conference ID number 36364035, following the conference call through Thursday, March 6, 2008 until 11:59 p.m. EST. The conference call will also be archived on IDG's website.

About IDG

Industrial Distribution Group, Inc. (Nasdaq:IDGR) is a nationwide distributor of products and services that creates competitive advantages for its customers. IDG distributes a full line of maintenance, repair, operating and production (MROP) products. Recognized for its broad product offering, the Company has earned a strong reputation as a specialty distributor with considerable technical and product application expertise. This expertise is found in the Company's more specialized lines that include cutting tools, hand and power tools, abrasives, material handling equipment, coolants, lubricants, and safety products. The Company provides virtually any MROP product that its customers may require.

Through its business process outsourcing services, the Company offers an array of value-added MROP services such as Flexible Procurement Solutions(tm) (FPS). These solutions emphasize and utilize IDG's specialized supply chain knowledge in product procurement, management and applications and in-process improvements to deliver documented cost savings for customers. IDG's associates work full time in more than 100 customers' manufacturing facilities to ensure process improvements, documented cost savings and continuous improvement.

IDG serves approximately 12,000 active customers, representing a diverse group of large and mid-sized national and international corporations including Danaher Corporation, BorgWarner Inc, Kennametal, Inc, Honeywell, The Boeing Company, Corning Incorporated, Case New Holland, and Duracell, as well as many local and regional businesses. The Company sells in 48 of the 50 states and has a presence in 43 of the top 75 manufacturing markets in the United States and China.

Flexible Procurement Solutions(tm)

IDG's Flexible Procurement Solutions (FPS) offer customers an answer for the entire supply chain management process for MROP materials. IDG recognizes that managing MROP materials is a costly, time-consuming function for the industrial marketplace. FPS services merge state-of-the-art technology with the expertise of IDG personnel to deliver supply chain management services. In a fully integrated supply relationship, IDG associates work directly on-site at a customer's location to provide documented cost savings from product application innovations, continuous process improvements, more effective management of inventory, and many other areas, all focused on reducing customer costs. Best of all, these cost savings are quantified and documented and most go directly to the customer's bottom line.

Potential Proxy Soliciting Materials

This press release may be deemed to be soliciting material relating to the previously announced, proposed merger between IDG and an affiliate of Platinum Equity Advisors, LLC. In connection with the proposed merger, IDG will file a proxy statement with the Securities and Exchange Commission (the SEC). STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Stockholders may obtain a free copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC's website at http://www.sec.gov. IDG's stockholders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Investor Relations, Industrial Distribution Group, Inc., 950 E. Paces Ferry Road, Suite 1575, Atlanta, GA 30326 (404) 949-2100, or from IDG's website, www.idglink.com.

IDG and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from IDG's stockholders with respect to the merger. Information about IDG's directors and executive officers and their ownership of IDG common stock is set forth in the proxy statement for IDG's 2007 Annual Meeting of Stockholders, which was filed with the SEC on March 23, 2007. Stockholders and investors may obtain additional information regarding the interests of IDG and its directors and executive officers in the merger, which may be different than those of IDG's stockholders generally, by reading the proxy statement and other relevant documents regarding the merger, when they have been filed with the SEC.

Safe Harbor

Certain matters set forth in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements relating to expected operating results and future performance, as well as future events and developments, are forward-looking statements and are not historical in nature. Generally, the words "looking forward," "believe," "expect," "intend," "estimate," "anticipate," "likely," "project," "may," "will" and similar expressions identify forward-looking statements. Industrial Distribution Group, Inc. (the Company) warns that any forward-looking statements in this release involve numerous risks and uncertainties. These risks and uncertainties include, but are not limited to, the Company's ability to compete successfully in the highly competitive and diverse maintenance, repair, operating, and production (MROP) market, the Company's ability to renew profitable contracts, the availability of key personnel for employment by the Company, the Company's reliance upon the expertise of its senior management, the Company's reliance upon its information systems, the interruption of business due to the Company's system consolidation efforts, the uncertainty of customers' demand for products and services offered by the Company, relationships with and dependence upon third-party suppliers and manufacturers, discontinuance of the Company's distribution rights, failure to successfully implement efficiency improvements, and other risks discussed in the Company's Forms 10-K, 10-Q, or any 8-K filed with or furnished to the Securities and Exchange Commission. These risks and uncertainties also include the special matters that may be associated with the Company's announcement of its proposed acquisition by an affiliate of Platinum Equity Advisors, LLC, which is subject to approval by the Company's stockholders and the satisfaction or waiver of other conditions, many of which involve unknown or unpredictable factors.

As a result, the Company cautions against placing undue reliance upon any forward-looking statements in this release. Moreover, pursuant to the Private Securities Litigation Reform Act of 1995, such statements speak only as of the date they were made, and the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

                   INDUSTRIAL DISTRIBUTION GROUP, INC.
                    Consolidated Statements of Income
                    (in thousands, except share data)

                         Three Months Ended       Twelve Months Ended
                            December 31,              December 31,
                        2007         2006         2007         2006
                    (unaudited)   (unaudited)  (unaudited)
                    ----------    ----------   ----------   ----------
 Net Sales            $135,454      $131,602     $537,456     $547,874
 Cost of Sales         104,315       101,314      414,464      426,812
                    ----------    ----------   ----------   ----------
  Gross Profit          31,139        30,288      122,992      121,062
 Selling, General &
  Administrative
  Expenses              28,814        26,745      114,602      108,244
                    ----------    ----------   ----------   ----------
    Income from
     Operations          2,325         3,543        8,390       12,818
 Interest Expense,
  net                      328           460        1,617        1,434
 Other Expense
  (Income), net            (79)          (37)         (98)         (60)
                    ----------    ----------   ----------   ----------
 Income Before
  Income Taxes           2,076         3,120        6,871       11,444
 Provision for
  Income Taxes             845         1,196        2,820        4,659
                    ----------    ----------   ----------   ----------

 Net Earnings           $1,231        $1,924       $4,051       $6,785
                    ==========    ==========   ==========   ==========

 Basic earnings
  per common share     $  0.13        $ 0.20       $ 0.43       $ 0.72
                    ==========    ==========   ==========   ==========
 Diluted earnings
  per common share     $  0.13        $ 0.20       $ 0.42       $ 0.70
                    ==========    ==========   ==========   ==========

 Basic weighted
  average shares
  outstanding        9,382,191     9,397,268    9,363,752    9,406,011
                    ==========    ==========   ==========   ==========
 Diluted weighted
  average shares
  outstanding        9,667,380     9,638,513    9,650,148    9,666,996
                    ==========    ==========   ==========   ==========

                  INDUSTRIAL DISTRIBUTION GROUP, INC.
                 Consolidated Condensed Balance Sheets
                            (in thousands)

 ASSETS                      December 31, 2007       December 31, 2006
                                (unaudited)
 Total Current Assets               $139,007                 $152,528
 Property and
  Equipment, net                       3,695                    4,928
 Intangible and Other
  Assets, net                          2,333                    2,556
                                -------------           --------------
 TOTAL ASSETS                       $145,035                 $160,012
                                =============           ==============

 LIABILITIES AND
  SHAREHOLDERS' EQUITY

 Total Current Liabilities           $53,069                  $58,885
 Long-Term Debt                       10,513                   24,393
 Other Long-Term Liabilities             293                      410
                                -------------           --------------
 Total Liabilities                    63,875                   83,688

 Total Stockholders' Equity           81,160                   76,324
                                -------------           --------------

 TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY              $145,035                 $160,012
                                =============           ==============

CONTACT:  Industrial Distribution Group, Inc.
          Jack P. Healey, Executive Vice President and
           Chief Financial Officer
          (404) 949-2100
          www.idglink.com